Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Axogen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other	65,800(2)	$6.88(3)	$452,704	.00014760	$66.8191104

Equity	Common Stock, $0.01 par value per share	Other	150,000(4)	$8.16(3)	$1,224,000	.00014760	$180.6624

Equity	Common Stock, $0.01 par value per share	Other	412,500(5)	$10.69(6)	$4,409,625	.00014760	$650.86065

Equity	Common Stock, $0.01 par value per share	Other	100,000(7)	$10.69(6)	$1,069,000	.00014760	$157.7844

Total Offering Amounts					$		$1,056.12656

Total Fee Offsets					—		—

Net Fee Due							$1,056.12656

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value (the “Common Stock”) of Axogen, Inc. (the “Registrant”), which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of Common Stock of the Registrant issuable upon the exercise of outstanding non-qualified option awards granted to Harold Tamayo on December 1, 2023, outside of the Axogen, Inc. Amended and Restated 2017 Employee Stock Purchase Plan (the “Plan”) as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Option Award”). The Inducement Option Awards have an exercise price of $6.88 per share.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of the shares underlying the applicable Inducement Stock Option Award.

(4)

Represents (i) 90,000 shares of Common Stock of the Registrant issuable upon the exercise of outstanding non-qualified option awards granted to Marc Began on March 1, 2023, (ii) 60,000 shares of Common Stock of the Registrant issuable upon the exercise of outstanding non-qualified option awards granted to Jens Schroeder Kemp on March 1, 2023, each made as an Inducement Option Award. The Inducement Option Awards have an exercise price of $8.16 per share.

(5)

Represents (i) 30,000 shares of Common Stock of the Registrant issuable upon vesting and settlement of Restricted Stock Units (“RSUs”) granted to Jens Schroeder Kemp on March 1, 2023, (ii) 45,000 shares of Common Stock of the Registrant issuable upon vesting and settlement of RSUs granted to Marc Began on March 1, 2023, (iii) 37,500 shares of Common Stock of the Registrant issuable upon vesting and settlement of RSUs granted to Harold Tamayo on December 1, 2023, and (iv) 300,000 shares of Common Stock of the Registrant issuable upon vesting and settlement of RSUs granted to Nir Naor on January 1, 2024, outside of Registrant’s Plan as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4).

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The Nasdaq Capital Market on March 1, 2024, which was $10.69 per share.

(7)	Represents 100,000 shares of Common stock reserved for issuance pursuant to the Axogen, Inc. Inducement Equity Incentive Plan (the “Plan”).